EXHIBIT 4




                      THE GLOBAL GOVERNMENT PLUS FUND, INC.


                  INSTRUMENTS DEFINING RIGHTS OF SHAREHOLDERS


The following is a list of the provisions of the Articles of Incorporation and By-Laws of The Global Government Plus Fund, Inc. setting forth the rights of shareholders.


I.    Relevant Provisions of Articles of Incorporation:

      ARTICLE IV        -     Common Stock
      ARTICLE VI        -     Indemnification of Directors and Officers
      ARTICLE VII       -     Miscellaneous
      ARTICLE VIII      -     Amendments


II.   Relevant Provisions of By-Laws:

      ARTICLE I         -     Stockholders
      ARTICLE IV        -     Capital Stock
      ARTICLE VII       -     Indemnification
      ARTICLE IX        -     Amendment of By-Laws